Exhibit 99.1

TESORO CORPORATION SELLS REMAINING ALASKA STORAGE AND TERMINALLING ASSETS TO TESORO LOGISTICS

SAN ANTONIO - September 16, 2016 - Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that TLLP has closed the remaining portion of the acquisition of storage and terminalling assets in Alaska owned by subsidiaries of Tesoro. TLLP acquired the refined products terminals in Anchorage and Fairbanks, Alaska, for total consideration of $178 million, including $160 million of cash financed with borrowings on TLLP's revolving credit facility and $18 million of common and general partner units to Tesoro. The equity consideration was based on the average daily closing price of TLLP's common units for the 10 trading days prior to closing, or $47.05 per unit, with 358,712 units in the form of common units and 20,440 units in the form of general partner units.

"The acquired terminals build upon TLLP's logistics capabilities in the region and enable TLLP to provide a first class, full-service solution for customers in Alaska," said Greg Goff, Chairman and CEO.

Combined with the crude oil and refined product storage portion of the transaction which closed on July 1, 2016, the total acquisition price was $444 million, which includes cash of $400 million and the issuance of common and general partner units to Tesoro, valued at approximately $44 million.

ABOUT TESORO CORPORATION
Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA GasolineTM, RebelTM and Tesoro® brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things: the expectation that the acquired terminals will enable TLLP to provide a first class, full-service solution for our customers in Alaska. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702